Exhibit 6.13

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

PROMISSORY NOTE

$300,000	Issuance Date: February 5, 2021

FOR VALUE RECEIVED, Triangle Canna Corp., a Nevada corporation (“Triangle”) and Bar X Farms LLC, a California limited liability company (“Bar X” and together with Triangle, the “Borrower”); hereby jointly and severally unconditionally promise to pay to the order of Europa Group USA LLC, a Nevada limited liability company (the “Noteholder”), the principal sum of $300,000 or such lesser amount as has been advanced by the Noteholder and is due hereunder, together with interest thereon from the date of this Note until the Maturity Date. Interest shall accrue at a rate of eight percent (8%) per annum. During any period in which an Event of Default has occurred and is continuing, interest shall accrue on the outstanding Principal Indebtedness at a rate equal to twelve (12%) percent per annum (the “Default Interest Rate”). On the Issuance Date, the Noteholder shall advance to the Borrower the sum of $168,000 by wire transfer of immediately available funds to a bank account designated by Triangle. One or more additional advances of up to an aggregate of $132,000 shall be made by the Noteholder to the Borrower at such times and in such amounts as equals 13.636% of the amounts advanced to Triangle pursuant to that certain line of credit agreement of even date herewith by and among Triangle, PSG Coastal Holdings LLC and Green Matter Holding Inc.

1. Capitalized terms not otherwise defined in this Note will have the meanings set forth in this Section 1.

(a)	“Change of Control” shall mean the occurrence of any of the following: (i) the sale, conveyance or disposition of all or substantially all of the assets of the Borrower or any Material Subsidiary; (ii) the consolidation, merger or other business combination of the Borrower with or into any other entity after giving effect to which the pre-transaction members of the Borrower own less than a majority of the voting control of the surviving company, or (iii) the sale, conveyance or disposition, including without limitation pursuant to a distribution of equity or other ownership interests, of a majority of the voting power of the Material Subsidiaries.

(b)	“Common Stock” means Triangle’s common stock, par value $.0001 per share.

(c)	“Event of Default” shall mean (i) any failure to pay any amount due hereunder within ten (10) days’ after the date on which such payment is due; (ii) the filing of a voluntary or involuntary petition by or against the Borrower under any provision of the United States Bankruptcy Code or any similar law that is not dismissed within sixty (60) days; (iii) the application by the Borrower for or the appointment of a receiver; or (iv) a general assignment by the Borrower for the benefit of creditors.

(d)	“Maturity Date” means the earlier of (i) March 31, 2022 or (ii) the consummation of a Qualified Financing or a Change in Control.

(e)	“Qualified Financing” shall mean any one or more of the following financings which shall be approved and determined solely by the board of directors of Triangle and by both of Green Matter and Halo and which shall result, by a date which shall be not later than December 31, 2021, in minimum aggregate gross proceeds to the Borrower of not less than $3,000,000: (a) the consummation of a private offering of securities of Triangle (the “Private Placement”) pursuant to a private placement under Rule 506(b) or Rule 506(c) promulgated under the Securities Act of 1933, as amended, (b) consummation of a public offering of securities of Triangle through the filing of a Regulation A Form 1-A offering statement which shall be qualified by the United States Securities and Exchange Commission (“SEC”), or (c) consummation of a firm commitment underwritten initial public offering pursuant to a Form S-1 registration statement declared effective by the SEC (either event in clauses (b) and (c) a “Public Offering”).

2. Payment. All payments shall be made in lawful money of the United States of America at the principal office of the Noteholder, or at such other place as the Noteholder may from time to time designate in writing to the Borrower. Payment shall be credited first to Costs (as defined below in Section 9), if any, then to accrued interest due and payable and any remainder shall be applied to principal. The Borrower hereby waives demand, notice, presentment, protest and notice of dishonor.

3. Prepayment. This Note may be prepaid by the Borrower at any time, in whole or in part, prior to the Maturity Date. Any prepayment shall be made without premium or penalty.

4. No Collateral. This Note is a general unsecured obligation of the Borrower.

5. Entire Agreement; Amendments and Waivers. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of both the Borrower and the Noteholder.

6. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile transmission if sent during normal business hours of the recipient, if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 6):

If to the Borrower:

Triangle Canna Corp.

Bar X Farms LLC

19395 South State Highway 29

Middletown, California 95467

Attn: Jedediah Morris

Email: jmorris@greenmatter.com

with copies (which shall not constitute notice) to:

Kaufman McGowan PLLC

190 Motor Parkway, Suite 202

Hauppauge, NY 11788

Attention: Neil M. Kaufman

Email: nkaufman@kaufmanmcgowan.com

If to the Noteholder:

Europa Group USA, LLC

133 Isle of Venice Drive, #202

Fort Lauderdale, Florida 33301

Attn: Elizabeth Beri, Member and Manager

Email: rajberi@me.com

7. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto; provided, however, that the Borrower may not assign its obligations under this Note without the written consent of the Noteholder. The Noteholder agrees and acknowledges that it is restricted from transferring or assigning this Note or any portion thereof without the prior written consent of the Borrower. The Noteholder and any subsequent holder of this Note who receives this Note is subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Borrower and the Noteholder.

8. Persons not Liable. In no event shall any member, manager, officer or director of the Borrower be liable for any amounts due and payable pursuant to this Note.

9. Expenses. The Borrower hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise (“Costs”). The Borrower agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights. The holder of this Note shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.

10. Governing Law. This Note shall be governed by and construed, and all rights and obligations hereunder determined, in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof.

11. Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

signature page follows

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first written above.

TRIANGLE CANNA CORP.

By:	/s/ Jedediah Morris
Jedediah Morris
CEO

BAR X FARMS LLC

By:	/s/ Jedediah Morris
Jedediah Morris
CEO

Accepted and Agreed to:

EUROPA GROUP USA, LLC

By:	/s/ Elizabeth Beri
Elizabeth Beri, Member and Manager

4